EXHIBIT 5

OPINION OF CARLOS M. HERNANDEZ

December 21, 2007

Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

Re: Fluor Executive Deferred Compensation Program

Ladies and Gentlemen:

As Chief Legal Officer and Secretary of Fluor Corporation (“Fluor”), I am familiar with the activities of Fluor and its corporate records. I have participated in the authorization and preparation of the registration statement on Form S-8 (“Registration Statement”) being filed by Fluor under the Securities Act of 1933, as amended, for the purpose of registering $55.0 million of additional Deferred Compensation Obligations in connection with the Fluor Executive Deferred Compensation Program (the “Plan”).

On the basis of my knowledge of Fluor’s activities and its corporate records, I am of the opinion that the Deferred Compensation Obligations, when issued in accordance with the provisions of the Plan, will be validly and legally binding obligations of Fluor, enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or by general principles of equity.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my opinion in the Registration Statement.

Sincerely,

/s/ Carlos M. Hernandez

Carlos M. Hernandez
Chief Legal Officer and Secretary
Fluor Corporation